Exhibit 8.1

LOGITECH INTERNATIONAL S.A.

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation
EUROPE
3Dconnexion France EURL	France
3Dconnexion GmbH	Federal Republic of Germany
3Dconnexion Holding S.A.	Switzerland
3Dconnexion Polaska Sp z.o.o	Poland
3Dconnexion (U.K.) Limited	United Kingdom
Labtec Europe S.A.	Switzerland
Logi-Computer Hungary Trading and Services Limited Liability Company	Hungary
Logi (U.K.) Ltd.	United Kingdom
Logitech (Jersey) Ltd.	Jersey, Channel Islands
Logitech 3D Holding GmbH	Federal Republic of Germany
Logitech Czech Republic s.r.o	Czech Republic
Logitech Espana BCN SL	Spain
Logitech Europe S.A.	Switzerland
Logitech France SARL	Republic of France
Logitech GmbH	Federal Republic of Germany
Logitech Ireland Services Limited	Ireland
Logitech Italia SRL	Republic of Italy
Logitech Nordic AB	Sweden
Logitech Benelux B.V.	Kingdom of the Netherlands
Logitech Poland Spolka z.o.o.	Poland
Logitech S.A.	Switzerland

AMERICAS
3Dconnexion, Inc.	United States of America
Intrigue Technologies, Inc.	Canada
Labtec Inc.	United States of America
Logitech Australia Computers Peripherals Pty, Ltd.	Commonwealth of Australia
Logitech de Mexico S.A. de C.V.	Mexico
Logitech Canada, Inc.	Canada
Logitech, Inc.	United States of America

ASIA-PACIFIC
LogiCool Co. Ltd.	Japan
Logitech Electronic (India) Private Limited	India
Logitech Far East, Ltd.	Taiwan, Republic of China
Logitech Hong Kong, Ltd.	Hong Kong
Logitech Korea, Ltd.	Korea
Logitech Services Asia Pacific Pte. Ltd.	Republic of Singapore
Logitech Singapore Pte. Ltd.	Republic of Singapore
Logitech Technology (Suzhou) Co., Ltd.	People’s Republic of China
Logitech Trading (Shanghai) Co. Ltd.	People’s Republic of China
Natural Computing, Inc.	Mauritius
Suzhou Logitech Computing Equipment Co. Ltd.	People’s Republic of China
Suzhou Logitech Electronic Co. Ltd.	People’s Republic of China